CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$4,730,850	$549.25

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated May 25, 2011
(To the Prospectus dated August 31, 2010, the Prospectus Supplement dated August 31, 2010 and the Index Supplement dated March 16, 2011)
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-169119

$4,730,850 Barclays Bank PLC Buffered Return Optimization Securities
Linked to the S&P 500® Index due May 31, 2013

Investment Description

Buffered Return Optimization Securities (the “Securities”) are unsubordinated and unsecured debt obligations issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the S&P 500® Index (the “Index”). If the Index Return is positive, the Issuer will repay your principal amount at maturity plus pay a return equal to the Index Return times the Multiplier of 1.25, up to the Maximum Gain of 20.62%. If the Index Return is zero or negative, but the Index has not declined by a percentage more than the Buffer of 10%, the Issuer will repay your principal amount at maturity. However, if the Index Return is negative and the Index has declined by a percentage more than the 10% Buffer, the Issuer will repay less than the full principal amount resulting in a loss that is equal to the negative Index Return in excess of the Buffer. Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose up to 90% your principal. The buffered downside market exposure only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not, either directly or indirectly, an obligation of any third party. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Enhanced Growth Potential: At maturity, the Securities enhance any positive returns of the Index, up to the Maximum Gain. If the Index Return is negative, investors may be exposed to the decline in the Index in excess of the Buffer at maturity.
❑

Buffered Downside Market Exposure: If the Index Return is zero or negative and the Index has not declined by a percentage more than the Buffer, the Issuer will repay the principal amount at maturity. However, if the Index has declined by a percentage more than the Buffer, meaning the Index Return is less than -10%, the Issuer will repay less than the full principal amount resulting in a loss to investors that is equal to the negative Index Return in excess of the Buffer. The buffered downside market exposure applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer.

Key Dates

Trade Date:	May 25, 2011
Settlement Date:	May 31, 2011
Final Valuation Date[1]:	May 24, 2013
Maturity Date[1]:	May 31, 2013

[1]

Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Asset or Variables (other than Commodities)” in the prospectus supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING INDEX, SUBJECT TO THE BUFFER. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-4 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-5 OF THE PROSPECTUS SUPPLEMENT AND IS-2 OF THE INDEX SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE UP TO 90% OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Buffered Return Optimization Securities linked to the S&P 500® Index. The return on the Securities is subject to, and will not exceed, the predetermined Maximum Gain. The Securities are offered at a minimum investment of $1,000.

Offering	Buffer	Maximum Gain	Maximum Payment at Maturity (per $10 principal amount Security)	Index Starting Level	Multiplier	CUSIP	ISIN

Securities linked to the S&P 500® Index (SPX)	10%	20.62%	$12.062	1,320.47	1.25	06740C196	US06740C1962

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010, the index supplement dated March 16, 2011 and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC

Per Security	$10.00	$0.20	$9.80

Total	$4,730,850	$94,617	$4,636,233

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 and the index supplement dated March 16, 2011 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

®	Prospectus dated August 31, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

®	Prospectus supplement dated August 31, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

®	Index Supplement dated March 16, 2011: http://www.sec.gov/Archives/edgar/data/312070/000119312511068935/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Buffered Return Optimization Securities linked to the S&P 500® Index that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

®	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of your initial investment.

®	You can tolerate a loss of a substantial portion of your investment and are willing to make an investment that may have similar downside market risk as the Index, subject to the Buffer.

®

You seek an investment with a return linked to the performance of the S&P 500 ® Index, and you believe the Index will appreciate over the term of the Securities but that any such appreciation is unlikely to exceed the Maximum Gain.

®	You understand and accept that your return on the Securities is limited to the Maximum Gain, and you are willing to invest in the Securities based on the Maximum Gain of 20.62%.

®	You are willing to forego dividends paid on the stocks included in the Index and do not seek current income from this investment.

®	You are willing to hold the Securities to maturity, a term of approximately 24 months, and you are not seeking an investment for which there will be an active secondary market.

®

You are willing to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC defaults on its payment obligations you may not receive any amounts owed to you under the Securities, including any repayment of principal.

The Securities may not be suitable for you if:

®	You do not fully understand the risks inherent in an investment in the Securities, including the loss of up to 90% of your investment.

®	You cannot tolerate the loss of a substantial portion of your investment, or you are not willing to make an investment that may have similar downside market risk as the Index, subject to the Buffer.

®	You do not seek an investment with exposure to the S&P 500® Index.

®	You believe the Index will depreciate over the term of the Securities, or you believe the Index will appreciate over the term of the Securities by more that the Maximum Gain.

®	You seek an investment that is exposed to the full potential appreciation of the Index, without a cap on participation.

®	You are unwilling to invest in the Securities based on the Maximum Gain of 20.62%.

®	You are unable or unwilling to hold the Securities to maturity, a term of approximately 24 months, and seek an investment for which there will be an active secondary market.

®	You prefer to receive dividends paid on the stocks included in the Index or seek current income from this investment.

®	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

®	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as issuer of the Securities, for any payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-4 of this pricing supplement as well as the “Risk Factors” beginning on page S-5 of the prospectus supplement for risks related to an investment in the Securities.

Final Terms[1]

Issuer:	Barclays Bank PLC

Issue Price:	$10 per Security

Term:	2 years

Reference Asset[2]	S&P 500® Index (the “Index”)

Buffer:	10%

Multiplier:	1.25

Maximum Gain:	20.62%

Payment at Maturity (per $10 principal amount Security):	•

If the Index Return is positive, the Issuer will repay the principal amount plus pay a return equal to the Index Return multiplied by the Multiplier, but no more than the Maximum Gain. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:

$10 + [$10 × the lesser of
(a) Index Return × Multiplier and
(b) the Maximum Gain]

• If the Index Return is zero or negative and the Index has not declined by a percentage more than the Buffer, the Issuer will repay the full principal amount at maturity.
•

If the Index Return is negative and the Index has declined by a percentage more than the Buffer, the Issuer will repay less than the full principal amount at maturity resulting in a loss to investors that is equal to the depreciation of the Index in excess of the Buffer over the term of the Securities. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:

$10 + [$10 × (Index Return + 10%)]

Your principal is exposed to any depreciation of the Index beyond the Buffer, and you may lose up to 90% of your investment at maturity.

Index Return:	Index Ending Level – Index Starting Level Index Starting Level

Index Starting Level:	1,320.47, the closing level of the Index on the Trade Date.

Index Ending Level:	The closing level of the Index on the Final Valuation Date.

Calculation Agent:	Barclays Bank PLC

1	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
2

For a description of adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

®

You Risk Losing up to 90% Your Principal—The Securities differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Securities. The Issuer will only pay you the principal amount of your Securities if the Index Ending Level has not declined from the Index Starting Level by a percentage more than the Buffer of 10% and will only make such payment at maturity. If the Index Ending Level has declined from the Index Starting Level by a percentage more than the Buffer, meaning the Index Return is less than -10%, the Issuer will pay you less than the full principal amount resulting in a loss of your initial investment that is equal to the depreciation of the Index from the Trade Date to the Final Valuation Date in excess of the Buffer. Accordingly, if the Index has declined by more than 10% from the Index Starting Level over the term of the Securities, you risk losing 90% of your principal.

®

Buffered Downside Market Exposure Applies Only If You Hold the Securities to Maturity—Barclays Bank PLC will pay you at least the principal amount of your Securities under the certain limited circumstances described in this pricing supplement only if you hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Index has not declined by more than 10%. You should be willing to hold your Securities to maturity. The buffered downside market exposure provided at maturity is subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.

®

The Multiplier Applies Only if You Hold the Securities to Maturity—You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than the Index’s return even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier and earn the potential Maximum Gain from the Issuer only if you hold your Securities to maturity.

®

Your Maximum Return on the Securities Is Limited to the Maximum Gain—If the Index Ending Level is greater than the Index Starting Level, for each $10 principal amount of Securities, the Issuer will pay you at maturity $10 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Index, which may be significant. We refer to this percentage as the Maximum Gain, which is equal to 20.62%. As a result, your return on the Securities may be less than the return on a hypothetical direct investment in the Index.

®

Credit of Issuer—The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

®

No Interest Payments—The Issuer will not make periodic interest payments on the Securities, and the return on the Securities is limited to the performance of the Index from the Trade Date to the Final Valuation Date.

®

The Payment at Maturity on Your Securities is Not Based on the Level of the Index at Any Time Other than the Final Valuation Date—The Index Ending Level and the Index Return will be based solely on the closing level of the Index on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the level of the Index drops precipitously on the Final Valuation Date, the payment at maturity on your Securities that the Issuer pays you may be significantly less than it would otherwise have been had the payment at maturity been linked to the level of the Index at a time prior to such drop. Although the level of the Index on the maturity date or at other times during the life of your Securities may be higher than the level of the Index on the Final Valuation Date, you will not benefit from the level of the Index at any time other than the Final Valuation Date.

®

The Index Reflects Price Return, Not Total Return—The return on your Securities is based on the performance of the Index, which reflects the changes in the market prices of the component stocks underlying the Index. It is not, however, linked to a ‘total return’ index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the component stocks. The return on your Securities will not include such a total return feature or dividend component.

®

Owning the Securities is Not the Same as Owning the Stocks Comprising the Index—The return on your Securities may not reflect the return you would realize if you actually owned the stocks included in the Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of stocks included in the Index would have.

®

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity—While the payment at maturity for the offered Securities described in this pricing supplement is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

®

Dealer Incentives—We, our affiliates and agents act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $0.20 per Security to the principals, agents and dealers in connection with the distribution of the Securities.

®

Limited Liquidity—The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

®

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

®

Taxes—The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

®

Potentially Inconsistent Research, Opinions or Recommendations by Barclays, UBS Financial Services Inc. or Their Respective Affiliates—Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Index.

®

Potential Barclays Bank PLC Impact on Price—Trading or transactions by Barclays Bank PLC or its affiliates in the stocks composing the Index, or in futures, options, exchange traded funds or other derivative products on the stocks comprising the Index may adversely affect the market value of the stocks comprising the Index, the level of the Index, and, therefore, the market value of the Securities.

®

Many Economic and Market Factors Will Affect the Value of the Securities—In addition to the level of the Index on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

	®	the expected volatility of the Index;

	®	the time to maturity of the Securities;

	®	the market price and dividend rate on the component stocks underlying the Index;

	®	interest and yield rates in the market generally;

	®	a variety of economic, financial, political, regulatory or judicial events;

	®	supply and demand for the Securities; and

	®	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Hypothetical Examples and Return Table of the Securities at Maturity

The following table and examples are based on a principal amount per Security of $10, the Multiplier of 1.25, Buffer of 10%, Index Starting Level of 1,320.47 and Maximum Gain of 20.62%. Numbers in the table and examples below have been rounded for ease of analysis.

Index Ending Level	Index Return*	Payment at Maturity	Securities Total Return at Maturity

2,640.94	100.00%	$12.06	20.62%

2,508.89	90.00%	$12.06	20.62%

2,376.85	80.00%	$12.06	20.62%

2,244.80	70.00%	$12.06	20.62%

2,112.75	60.00%	$12.06	20.62%

1,980.71	50.00%	$12.06	20.62%

1,848.66	40.00%	$12.06	20.62%

1,716.61	30.00%	$12.06	20.62%

1,584.56	20.00%	$12.06	20.62%

1,538.29	16.50%	$12.06	20.62%

1,518.54	15.00%	$11.88	18.75%

1,452.52	10.00%	$11.25	12.50%

1,386.49	5.00%	$10.63	6.25%

1,320.47	0.00%	$10.00	0.00%

1,254.45	–5.00%	$10.00	0.00%

1,188.42	–10.00%	$10.00	0.00%

1,056.38	–20.00%	$9.00	–10.00%

990.35	–25.00%	$8.50	–15.00%

924.33	–30.00%	$8.00	–20.00%

792.28	–40.00%	$7.00	–30.00%

660.24	–50.00%	$6.00	–40.00%

528.19	–60.00%	$5.00	–50.00%

396.14	–70.00%	$4.00	–60.00%

264.09	–80.00%	$3.00	–70.00%

132.05	–90.00%	$2.00	–80.00%

0.00	–100.00%	$1.00	–90.00%

*	The Index Return excludes any cash dividend payments.

Example 1—The closing level of the Index increases 5.00% from the Index Starting Level of 1,320.47 to an Index Ending Level of 1,386.49, resulting in an Index Return of 5.00%. Because the Index Return of 5.00% multiplied by 1.25 is less than the Maximum Gain of 20.62%, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × Index Return × Multiplier]

$10 + ($10 × 5.00% × 1.25) = $10 + $0.63 = $10.63

The payment at maturity of $10.63 per $10 principal amount Security represents a total return on the Securities of 6.25%.

Example 2—The closing level of the Index increases 20.00% from the Index Starting Level of 1,320.47 to an Index Ending Level of 1,584.56, resulting in an Index Return of 20.00%. Because the Index Return of 20.00% multiplied by 1.25 is greater than the Maximum Gain of 20.62%, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × Maximum Gain]

$10+ ($10 × 20.62%) = $10 + $2.06 = $12.06

The payment at maturity of $12.06 per $10 principal amount Security, which is the maximum payment on the Securities, represents a total return on the Securities equal to the Maximum Gain of 20.62%.

Example 3—The closing level of the Index decreases 5.00% from the Index Starting Level of 1,320.47 to an Index Ending Level of 1,254.45, resulting in an Index Return of -5.00%. Because the Index Return is negative, but the Index has not declined by a percentage more than the Buffer of 10%, the Issuer will repay the principal amount of the Securities at maturity.

The payment at maturity of $10.00 per $10 principal amount Security represents a total return on the Securities of 0.00%.

Example 4—The closing level of the Index decreases 40.00% from the Index Starting Level of 1,320.47 to an Index Ending Level of 792.28, resulting in an Index Return of -40.00%. Because the Index Return is negative and the Index has declined by a percentage more than the Buffer of 10%, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × (Index Return + 10%)]

$10.00 + [$10.00 × (-40.00% + 10%)] = $7.00

The payment at maturity of $7.00 per $10 principal amount Security represents a loss on the Securities of 30%, which is equal to the Index Return of -40.00% plus the Buffer.

If the Index Return is negative and the Index has declined by a percentage more than the Buffer of 10%, at maturity the Issuer will pay less than the full principal amount resulting in a loss to investors that is equal to the depreciation of the Index from the Trade Date to the Final Valuation Date in excess of the Buffer.

What are the tax consequences of the Securities?

Some of the tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Securities in the initial issuance of the Securities).

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled executory contract with respect to the Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year. Long-term capital gain of a noncorporate U.S. holder that is recognized in a taxable year beginning before January 1, 2013 is generally taxed at a maximum rate of 15%. Long-term capital gain of a noncorporate U.S. holder that is recognized in a taxable year beginning on or after January 1, 2013 is generally expected to be taxed at preferential rates.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect

For a further discussion of the tax treatment of your Securities as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Key Risks—Taxes”, in this pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

S&P 500® Index

The S&P 500® Index (the “S&P 500 Index”) is published by Standard & Poor’s Financial Services LLC. The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500 Index, with the percentage weight of each group as of May 25, 2011 indicated below: Consumer Discretionary (10.70%); Consumer Staples (10.86%); Energy (12.67%); Financials (15.10%); Health Care (11.74%); Industrials (11.05%); Information Technology (17.85%); Materials (3.59%); Telecommunications Services (3.08%); and Utilities (3.37%). The foregoing information is derived without independent verification from the following website:http://www.standardandpoors.com. We are not incorporating by reference the website or any material it includes into this pricing supplement.

The S&P 500 Index is reported by Bloomberg under the ticker symbol “SPX <Index>”.

The information on the S&P 500 Index provided in this pricing supplement should be read together with the discussion under the heading “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the index supplement.

Historical Information

The following graph sets forth the historical performance of the S&P 500 Index based on the daily closing levels of the S&P 500 Index from April 4, 1997 through May 25, 2011. The closing level of the S&P 500 Index on May 25, 2011 was 1,320.47.

We obtained the closing levels of the S&P 500 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the Final Valuation Date. We cannot give you assurance that the performance of the S&P 500 Index will result in the return of any of your initial investment in excess of the Buffer.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement that is available in connection with the sale of the Securities.